Exhibit 99.1

enVVeno Medical Receives First-Ever FDA IDE Approval for a U.S. Pivotal Study of a Non-Surgical Replacement Venous Valve

First-in-Class enVVe system to be evaluated in TAVVE U.S. Pivotal Trial

Clinical site activation and patient enrollment expected to commence later this year

Large unmet clinical need for approximately 3 million U.S. patients with severe deep Chronic Venous Insufficiency

Potential multi-billion-dollar untapped U.S. market

Company has approximately $25 million in cash and investments to fund operations into Q3 2027

IRVINE, Calif. – April 29, 2026 – enVVeno Medical Corporation (Nasdaq: NVNO) (“enVVeno” or the “Company”), a company setting new standards of care for the treatment of deep venous disease, today announced that the U.S. Food and Drug Administration (FDA) has awarded the Company the first-ever IDE approval to proceed with a U.S. pivotal study of a non-surgical replacement venous valve. The Transcatheter Venous Valve Endoprosthesis (TAVVE®) pivotal study will evaluate the Company’s minimally invasive enVVe® System for patients with severe deep Chronic Venous Insufficiency (CVI).

This IDE approval positions the Company to advance what could become the first effective treatment option for the approximately 3 million U.S. patients who suffer from the debilitating impact of severe CVI due to malfunctioning valves in the deep veins of the leg.

“We have been working very closely with the FDA to ensure that the TAVVE study is structured to provide everything that the FDA wants to see in evaluating the safety and efficacy of enVVe and that we are in complete alignment,” said Robert Berman, enVVeno Medical’s Chief Executive Officer. “We have also been busy speaking with clinical sites that are interested in participating in the TAVVE study. A transcatheter-based non-surgical replacement venous valve has always been considered the “holy-grail” for patients with severe CVI and the interest and enthusiasm among physicians and their clinical teams has been extremely high. We are excited to be able to officially start the process of selecting and activating clinical sites and look forward to the first implantation procedure using the enVVe System.”

About the TAVVE Study

The first stage of the TAVVE study, which is expected to commence later this year, will consist of 10 patients, whose 30-day safety results will be submitted to the FDA for review. This group of 10 patients will continue to be followed as a separate cohort throughout the study, and their safety and efficacy data will be reported publicly from time to time. The second stage of the study, which will begin immediately after the 30-day safety results for the first group are reported to the FDA, will enroll 220 patients, with 165 patients receiving the enVVe valve, and 55 patients randomized into a control arm who will receive standard of care treatment. The results from the patients who receive the enVVe valve will be compared to the results from the patients in the control arm of the study. The TAVVE study will enroll patients at up to 40 U.S. clinical sites and will include vascular surgeons, interventional radiologists and interventional cardiologists. One year after the 220th patient is enrolled in the second stage of the study, the Company would be eligible to file for FDA post-marketing approval.

Key features of enVVe system include:

●	Minimally invasive procedure requiring no general anesthesia or overnight hospital stay;
●	Self-expanding frame made from a specially formulated biocompatible nickel and titanium alloy;
●	Frame geometry that accommodates the natural dilation and contraction of the vein;
●	3 enVVe valve sizes to ensure a proper fit across a broad range of vein sizes;
●	Unique, mono-cusp leaflet design that is laser cut from porcine pericardium tissue;
●	Delivery profile of only 13 Fr (4.3 mm) when crimped, giving it the smallest profile of any replacement valve currently in use for the cardiovascular system; and
●	Delivery via an over-the-wire, coaxial, single-stage pull system for ease of use.

enVVeno also announced that as of March 31, 2026, the Company had approximately $25 million cash and investments on hand which is expected to fund operations into the third quarter of 2027.

About CVI

Deep venous CVI occurs when insufficient blood is returned to the heart and lungs from the lower leg. The disease is most often caused by blood clots (deep vein thromboses or DVTs) resulting in permanently damaged valves in the deep veins of the leg. When valves inside the deep veins of the leg fail, blood flows in the wrong direction and pools in the lower leg, causing pressure within the veins of the leg to increase (venous hypertension).

Symptoms of severe CVI include leg swelling, pain, edema, and in the most severe cases, recurrent open sores known as venous ulcers. The disease can severely impact everyday functions such as sleeping, bathing, dressing and walking, and is known to result in high rates of depression and anxiety. There are currently no effective treatments for severe CVI of the deep vein system caused by valvular incompetence. Estimates indicate that there are approximately 3 million patients in the U.S. with severe deep venous CVI, costing the U.S. healthcare system in excess of $20 billion each year.

About enVVeno Medical Corporation

enVVeno Medical (NASDAQ:NVNO) is an Irvine, California-based, clinical-stage medical device Company focused on the advancement of innovative bioprosthetic (tissue-based) solutions to improve the standard of care for the treatment of deep venous disease. The Company is currently developing enVVe system, which includes a first-in-class non-surgical replacement venous valve being developed for the treatment of severe deep Chronic Venous Insufficiency (CVI). The enVVe valve is designed to act as one-way valve, to help assist in propelling blood up the leg, and back to the heart and lungs. As a transcatheter delivered device, the enVVe procedure will be performed under light sedation and should not require an over-night hospital stay.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of enVVeno Medical Corporation (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results and timing (may differ significantly from those set forth or implied in the forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

INVESTOR CONTACT:

JTC Team, LLC

Jenene Thomas

NVNO@jtcir.com

(908) 824-0775